EXHIBIT 99.1

International Absorbents Inc.
“Products and Technology for the Good of the Environment"

FOR IMMEDIATE RELEASE:

International Absorbents Announces First Quarter Earnings

BELLINGHAM, WASH., June 10, 2003... International Absorbents Inc. (OTC BB: IABI), a leading developer and producer of environmentally-friendly pet care and industrial products, reported continued growth in revenues for the first quarter ended April 30, 2003.

Sales for the three months increased by 23% to $4,518,000 compared to $3,688,000 for the same period last year. Net income decreased to $318,000, or $0.06 per share, versus $391,000, or $0.07 per share, for the first quarter in the previous fiscal year.

“We have once again seen the positive sales results of our business strategy to aggressively market our products and create diversification in our product lines and customer base,” stated Gordon L. Ellis, Chairman of International Absorbents Inc. “We will continue to invest the resources necessary to further support our sales growth and long-term profitability. These investments include building the infrastructure required to support our future growth such as the ongoing construction of our new manufacturing plant in the Northwest and the imminent construction of our new manufacturing and warehouse facility in the Southeast. As a result of infrastructure investments this quarter, our assets increased by 45%.”

“As expected, our sales acceleration and diversification program caused our gross margins to decrease during the quarter,” continued Mr. Ellis. “Even with these lower margins, current sales growth is forecast to have a positive effect on our long term financial results. The decrease in margins was further accentuated by a number of factors including ongoing, higher than projected energy rates, a one-time, successful promotional program aimed at maintaining core product sales volume in pet specialty outlets, a one-time cost for product development, and an ongoing increase in maintenance costs at our Bellingham manufacturing facility. These maintenance costs are related to the plants age and high run rate. We anticipate that these costs will be reduced with the commissioning of our new production facilities in the states of Washington and Georgia. We have been able to offset decreased margins by continuing to control both sales and marketing and general and administrative expenses.”

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.

Contact:

Charles (Chuck) Tait

International Absorbents Inc.

(604) 514-6559 or (604) 681-6181

info@absorbent.com

Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risk include, but are not limited to consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.